EXHIBIT 23.11

                CONSENT OF T. STEPHEN JOHNSON & ASSOCIATES, INC.


    We consent to the inclusion in this Registration Statement on Form S-4 of The Savannah Bancorp, Inc., of the form of our letter to the Board of Directors of The Savannah Bancorp, Inc., included as Appendix B to the Joint Proxy Statement/Prospectus that is part of the Registration Statement, and to the references to such letter and to our firm in such Joint Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we come within any category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities Exchange Commission thereunder.



/s/  T. Stephen Johnson & Associates, Inc.





Atlanta, Georgia
November 2, 1998